Exhibit 99.1

Aqua Metals Provides Third Quarter 2017 Corporate Update

Management to Host Call Today at 2:00 p.m. Pacific Time

ALAMEDA, Calif., November 9, 2017 – Aqua Metals, Inc. (NASDAQ: AQMS), (“Aqua Metals” or the “Company”), which is proceeding to commercialize its proprietary electrochemical lead recycling technology called AquaRefining™, has provided a corporate update and announced results for the third quarter ended September 30, 2017.

Company Highlights

●	The Company currently has a total of 16 AquaRefining modules on-site and in-place. Eight modules are in the final stages of on-site assembly. Four modules are fully assembled but not yet in operation, and the remaining four modules are assembled and being used to determine the optimal operating parameters for all 16 modules.

●	The ingot production line has cast lead ingots, which will be sent to customers in the fourth quarter of 2017.

●	The Company overcame significant challenges with breaking and separation, and has significantly increased the amount of throughput.

●	Delivered written notice and commenced discussions with the Company’s strategic partner, Johnson Controls (JCI), concerning the retrofit of an existing JCI smelter-based facility whereby Aqua Metals will provide AquaRefining technology, engineering and systems integration.

●	Received Notice of Allowance for Aqua Metals’ first U.S. patent application from the United States Patent and Trademark Office (USPTO), as well as Notice of Allowance for the first Canadian patent application from the Canadian Intellectual Property Office (CIPO). The Company also secured international patents in Australia, Japan and Korea. The Company’s IP strategy includes filings for multiple patents, organized into several families covering “matter,” “devices” and “processes,” in multiple regions.

●	Appointed Mark Weinswig as Chief Financial Officer, who joined Aqua Metals with extensive strategic and operational financial leadership.

●	Received several accolades for AquaRefining technology, such as winning the Popular Sciences’ best of “What’s New” award in the engineering category, as well as AquaRefining being named a finalist for the 2017 I. Chem. E Global Awards’ “Innovative Product” category.

Management Commentary

“During the third quarter, we made significant progress towards scaling operations at the world’s first AquaRefining facility. We are currently in the process of transitioning to the production of lead ingots that are produced from battery grids and a small amount of AquaRefined lead,” said Dr. Stephen Clarke, Chairman and CEO of Aqua Metals.

Clarke, continued: “Looking ahead, we still anticipate having all 16 AquaRefinery modules installed and operational by the end of the year and from there will transition them to continuous operation. Ramp up of AquaRefined lead production is expected to continue through the fourth quarter of 2017 and into 2018 as modules are brought on-line and shifts are added. We faced and overcame multiple challenges during the quarter, and should expect more as we work to scale production.

“Over the last several months, we have strengthened our management and technical team and refocused technology priorities. At this point we strongly believe that investing the resources to fully optimize the operating parameters for our process will better prepare us for both our own operations and the supply of AquaRefining equipment and services to 3rd parties. To that latter point, during the third quarter we commenced discussions regarding the supply of AquaRefining equipment, engineering and other services to support the addition of AquaRefining to a facility owned and operated by our strategic partner, Johnson Controls. We expect this aspect of our business to expand and drive shareholder value over the long term.”

Third Quarter 2017 Financials

Total revenues in the third quarter of 2017 were $0.6 million, compared to $0.6 million in the second quarter of 2017 and no revenue in the third quarter of 2016.

The Company incurred an operating loss of $5.8 million during the third quarter of 2017 compared to an operating loss of $3.3 million in the third quarter of 2016.

Net loss for the third quarter of 2017 was $6.3 million, or ($0.31) per diluted share, compared to a net loss of $3.5 million, or ($0.23) per diluted share, in the third quarter of 2016.

The Company had $17.5 million in cash and cash equivalents as of September 30, 2017, compared to $22.1 million as of June 30, 2017.

Fourth Quarter 2017 Guidance

Total revenues in the fourth quarter are expected to range between $1.2 million and $1.8 million, representing a significant increase when compared to revenue of $0.6 million in the third quarter of 2017.

Conference Call and Webinar

Aqua Metals will host a conference call today, Thursday, November 9, 2017 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss its financial results for the third quarter ended September 30, 2017.

Dr. Stephen Clarke, Chairman and Chief Executive Officer, and Mark Weinswig, Chief Financial Officer, will host the call followed by a question and answer session.

To access the call, please use the following information:

Date: Thursday, November 9, 2017

Time: 2:00 p.m. Pacific time (5:00 p.m. Eastern time)

Dial-in: 1-888-455-2265

International Dial-in: 1-719-457-2647

Passcode: 9513406

Webcast: http://public.viavid.com/index.php?id=126997

A telephone replay will be available approximately two hours after the call and will run through December 9, 2017 by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 9513406.

The webcast will be available for replay for 60 days at http://public.viavid.com/index.php?id=126997 and on the investor relations section of the company’s website at www.aquametals.com.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing lead recycling with its patented and patent-pending AquaRefining™ technology. AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. These modular systems allow the Company to reduce environmental impact and scale lead acid recycling production capacity both by building its own AquaRefineries and licensing the AquaRefining technology to partners. This meets growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in Alameda, California, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. The forward looking statement in this release include the strength and efficacy of Aqua Metals’ portfolio of patent applications and issued patent, the lead acid battery recycling industry, the future of lead acid battery recycling via traditional smelters, the Company’s development of its commercial lead acid battery recycling facilities and the quality and efficiency of the Company’s proposed lead acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that the Company may not be able to produce and market AquaRefined lead on a commercial basis or, if the Company achieves commercial operations, that such operations will be profitable, (2) the fact that the Company only recently commenced production and has not generated any significant revenue to date, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (3) the risk no further patents will be issued on the Company’s patent applications or any other application that it may file in the future and that those patents issued to date any patents issued in the future will be sufficiently broad to adequately protect the Company’s technology, (4) the risk that the Company’s initial patents and any other patents that may be issued to it may be challenged, invalidated, or circumvented, (5) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities and fund continuing losses from operations as the Company endeavors to achieve profitability; (6) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (7) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (8) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed on November 9, 2017. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Aqua Metals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2017	December 31, 2016

ASSETS

Current assets
Cash and cash equivalents	$17,523	$25,458
Restricted cash	—	1,124
Accounts receivable	577	—
Inventory	1,218	59
Prepaid expenses and other current assets	856	729
Total current assets	20,174	27,370

Non-current assets
Property and equipment, net	45,485	41,392
Intellectual property, net	1,327	1,137
Other assets	1,219	1,630
Total non-current assets	48,031	44,159

Total assets	$68,205	$71,529

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$2,380	$1,572
Accrued expenses	2,045	1,975
Deferred rent, current portion	188	177
Notes payable, current portion	420	307
Total current liabilities	5,033	4,031

Deferred rent, non-current portion	821	963
Asset retirement obligation	691	—
Notes payable, non-current portion	8,917	9,238
Convertible note payable, non-current portion	1,005	307
Total liabilities	16,467	14,539

Stockholders’ equity
Common stock and Additional paid-in capital	99,549	85,252
Accumulated deficit	(47,811)	(28,262)
Total stockholders’ equity	51,738	56,990

Total liabilities and stockholders’ equity	$68,205	$71,529

Aqua Metals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Nine months ended September 30,
	September 30,	September 30,
	2016	2017	2016	2017

Product sales	$—	$589	$—	$1,192

Operating cost and expense
Cost of product sales	—	3,140	—	5,671
Research and development cost	1,887	1,367	4,080	6,538
General and administrative expense	1,434	1,925	4,245	4,897
Impairment charge	—	—	—	2,411
Total operating expense	3,321	6,432	8,325	19,517

Loss from operations	(3,321)	(5,843)	(8,325)	(18,325)

Other income and expenses

Interest expense	(203)	(454)	(318)	(1,250)
Interest and other income	7	7	22	28
Total other income (expense), net	(196)	(447)	(296)	(1,222)

Loss before income tax expense	(3,517)	(6,290)	(8,621)	(19,547)

Income tax expense	—	—	(1)	(2)

Net loss	$(3,517)	$(6,290)	$(8,622)	$(19,549)

Weighted average shares outstanding, basic and diluted	15,574,620	20,265,020	14,818,484	19,732,372

Basic and diluted net loss per share	$(0.23)	$(0.31)	$(0.58)	$(0.99)

Aqua Metals Media Relations:

David Regan

Director of Marketing

Main: 415-336-3553

www.aquametals.com

Investor Relations:

MZ North America

Greg Falesnik

Managing Director

Main: 949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us